Exhibit 99.1

Sino Fibre to Lead the Way in China's Infrastructure Explosion

HONG KONG and NEW YORK, Sept. 6, 2007 (PRIME NEWSWIRE) -- Sino Fibre Communications, Inc. (NASD OTCBB:SFBE), a broadband and value-added Internet Services Provider in China, today is pleased to announce that it has signed a Memorandum of Understanding (MOU) with Lite Access Technologies Inc (LAT) of Vancouver to provide state-of-the-art patent pending fiber optic telecommunication services in China.

"LAT's Microduct fiber optic solution was chosen because it's air and water-tight and enables Sino Fibre Communications to add fiber at any time making the network future-proof. Also, our cost to deploy is reduced by 40% on average," states Mr. Mecke, Chairman of Sino Fibre. "This International partnership of our Microduct technology and Sino Fibre Communications' broadband network makes this a significant relationship for both parties."

About Sino Fibre Communications Inc.

Sino Fibre Communications, Inc. (Sino Fibre) is an open source company dedicated to providing international standard fiber optic backbone telecommunications transmission-related sales and/or leasing services in China to all foreign telecommunications carriers and corporate users.

For more information about Sino Fibre Communications, Inc. (Sino Fibre), please visit: www.sinofibre.com

About Lite Access Technologies Inc.

Lite Access Technologies (LAT) is an International manufacturer and distributor of a revolutionary new fiber optic technology, one which is recognized as the solution of choice throughout the world. This patent pending fiber optic solution uses a Microduct, low impact technology to bridge the billion dollar "Last Mile" connectivity divide. With this technology, there is the capability of adding fiber, providing the end user with virtually unlimited network connectivity now and for the future.

Lite Access Technologies has many successes worldwide including departments in the United States Government, North American Cable & Telco's, Homeland Security and the cities of London, England and Washington, D.C.

Statements, which are not historical facts, are forward-looking statements. The Company, through its management, makes forward-looking public statements concerning its expected future operations, performance and other developments. Such forward-looking statements are necessary estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. It is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by the Company. They include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors which may be identified from time to time in the Company's public announcements.

INVESTOR RELATIONS CONTACT:
Dennis Burns
(567) 237-4132
dennyburns@stealthpost.com

Lite Access Technologies
Michael Priest, President and CEO
mpriest@liteaccess.com